Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

104% increase in total revenues drives substantial increase in profits over prior year period

Raises 2012 financial outlook to include total revenues of approximately $210 million,

net income of $12 million to $14 million and adjusted EBITDA of $29 million to $32 million

SAN DIEGO (November 7, 2012) – Santarus, Inc. (NASDAQ: SNTS), today reported financial and operating results for the quarter ended September 30, 2012. Key financial results include:

•	Total revenues of $54.7 million grew 104% compared with $26.8 million for the third quarter of 2011

•	Net income of $9.0 million, or $0.13 diluted earnings per share (EPS), increased significantly compared with $0.6 million, or $0.01 diluted EPS for the third quarter of 2011

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) improved to $12.3 million in the third quarter of 2012 compared with $2.8 million for the third quarter of 2011

•	Cash, cash equivalents and short-term investments were $81.9 million as of September 30, 2012, an increase of $23.3 million compared with $58.6 million at December 31, 2011

“We delivered strong top-line revenue growth in the third quarter and dramatically improved earnings and cash flow compared with the third quarter of 2011,” said Gerald T. Proehl, president and chief executive officer of Santarus. “In addition, our expectation of continued strong commercial performance has led us to raise our financial outlook for 2012.”

He added, “The forward momentum in our pipeline continued with positive Phase III results just announced for RUCONEST® as well as for rifamycin SV MMX® in September, and we remain on track for the commercial launch of UCERIS™ in the first quarter of 2013, subject to FDA approval.”

Business Highlights

Commercial products:

•

ZEGERID® (omeprazole/sodium bicarbonate): In September, the U.S. Court of Appeals for the Federal Circuit upheld the validity of certain claims from two patents covering ZEGERID capsules and powder for oral suspension prescription products and upheld the Delaware District Court’s ruling that there was no inequitable conduct. Following the Federal Circuit decision, Par Pharmaceutical, Inc. announced that it has ceased further distribution of its generic ZEGERID product and has requested a rehearing of the Federal Circuit’s decision. The ZEGERID patents at issue expire in July 2016.

•	GLUMETZA® (metformin HCl extended release tablets): New prescriptions grew 28% and total prescriptions increased 30% in the third quarter of 2012 compared with the third quarter of 2011.

•	CYCLOSET® (bromocriptine mesylate) tablets: New prescriptions increased 49% and total prescriptions were up 74% in the third quarter of 2012 compared with the third quarter of 2011.

•

FENOGLIDE® (fenofibrate) tablets: New prescriptions grew 9% and total prescriptions increased 12% in the third quarter of 2012 compared with the second quarter of 2012. Santarus began promoting FENOGLIDE in early February 2012.

Investigational drugs:

•

RUCONEST (recombinant human C1 esterase inhibitor): The drug demonstrated statistically significant improvement versus placebo in time to beginning of symptom relief, the primary endpoint in a pivotal Phase III clinical study evaluating the efficacy and safety of RUCONEST versus placebo for the treatment of acute attacks of angioedema in patients with hereditary angioedema (HAE). As a result of the successful trial, the company expects to pay a $10 million milestone to its development partner, Pharming Group NV, in the fourth quarter of 2012.

•

RUCONEST: Santarus and Pharming expect to submit a Biologics License Application (BLA) for RUCONEST to the U.S. Food and Drug Administration (FDA) in the first half of 2013. A $5 million milestone will be payable to Pharming upon FDA acceptance of the BLA for review.

•

Rifamycin SV MMX: The investigational drug demonstrated highly statistically significant improvement versus placebo in reducing time to last unformed stool in patients with travelers’ diarrhea, the primary endpoint of a Phase III clinical study to evaluate the safety and efficacy of rifamycin SV MMX versus placebo. A second Phase III study with rifamycin SV MMX is being conducted in India by Dr. Falk Pharma GmbH, and the study is expected to be completed in mid-2013. Assuming positive results in the second Phase III clinical study, Santarus plans to use the clinical data from Dr. Falk’s Phase III study in its submission of a New Drug Application (NDA) to the FDA.

•

UCERIS (budesonide): The FDA extended the Prescription Drug User Fee Act target action date by 90 days to January 16, 2013 for the review of an NDA for UCERIS 9 mg for the induction of remission of active, mild to moderate ulcerative colitis.

•

UCERIS: Results from the CORE I clinical study, one of two of the company’s pivotal Phase III clinical studies with UCERIS in ulcerative colitis, were published online and in the November print issue in the journal Gastroenterology.

Third Quarter 2012 Financial Results

Total revenues increased to $54.7 million for the third quarter of 2012, compared with $26.8 million for the third quarter of 2011 as indicated below ($ in millions):

	Three Months Ended		Increase (Decrease)
	September 30,
	2012	2011
Product sales, net
GLUMETZA	$39.3	$7.8	$31.5
ZEGERID[1]	8.4	9.9	(1.5)
CYCLOSET	4.3	2.1	2.2
FENOGLIDE	1.7	—	1.7

Total product sales, net	53.7	19.8	33.9
Other revenue[2]	1.0	7.0	(6.0)

Total revenues	$54.7	$26.8	$27.9

[1]	Includes ZEGERID brand and authorized generic
[2]	Other revenue included $6.0 million of GLUMETZA promotion revenue in the third quarter of 2011

Net income for the third quarter of 2012 was $9.0 million, diluted EPS was $0.13 and adjusted EBITDA was $12.3 million. In the third quarter of 2011 the company had net income of $0.6 million, diluted EPS of $0.01, and adjusted EBITDA of $2.8 million.

The cost of product sales was $3.3 million, or approximately 6% of net product sales, for the third quarter of 2012, compared with $2.2 million, or approximately 11% of net product sales, for the third quarter of 2011. The decrease in the cost of product sales as a percentage of net product sales was primarily attributable to higher gross margins associated with the GLUMETZA products.

License fees and royalties of $14.8 million for the third quarter of 2012 included royalties on GLUMETZA net sales, the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments. License fees and royalties of $3.7 million for the third quarter of 2011 included royalties on GLUMETZA net sales for the month of September 2011, the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments.

Research and development (R&D) expenses totaled $6.2 million for the third quarter of 2012, compared with $3.8 million for the third quarter of 2011. The $2.4 million increase in R&D expenses was primarily attributable to costs associated with the UCERIS Phase IIIb clinical study and costs associated with increases in R&D headcount.

Selling, general and administrative (SG&A) expenses were $21.1 million for the third quarter of 2012 and $16.2 million for the third quarter of 2011. The $4.9 million increase in SG&A expenses was primarily attributable to expansion of the company’s commercial presence, including costs associated with the addition of 40 contract sales representatives in January 2012, increases in compensation costs and expenses attributable to launch preparation activities for UCERIS.

Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, total revenues were $147.7 million compared with $76.2 million for the nine months ended September 30, 2011 as indicated below ($ in millions):

	Nine Months Ended		Increase (Decrease)
	September 30,
	2012	2011
Product sales, net
GLUMETZA	$102.4	$7.9	$94.5
ZEGERID[1]	27.2	33.8	(6.6)
CYCLOSET[2]	9.9	4.8	5.1
FENOGLIDE	5.6	—	5.6

Total product sales, net	145.1	46.5	98.6
Other revenue[3]	2.6	29.7	(27.1)

Total revenues	$147.7	$76.2	$71.5

[1]	Includes ZEGERID brand and authorized generic
[2]	The nine months ended September 30, 2012 reflects an increase of $1.8 million in the estimated allowance for product returns associated with product sales in prior years
[3]	Other revenue included $27.3 million of GLUMETZA promotion revenue for first nine months of 2011

Santarus reported net income of $13.1 million, or $0.19 diluted EPS, for the first nine months of 2012, compared with net income of $2.8 million, or $0.04 diluted EPS, for the first nine months of 2011. Adjusted EBITDA for the nine months ended September 30, 2012 was $27.3 million compared with adjusted EBITDA of $9.4 million for the nine months ended September 30, 2011.

As of September 30, 2012, Santarus had cash, cash equivalents and short-term investments of $81.9 million, an increase of approximately $9.8 million in the third quarter. Cash, cash equivalents and short-term investments were $58.6 million as of December 31, 2011.

Financial Outlook for 2012

Santarus has raised its revenue, net income and adjusted EBITDA outlook for the full year in 2012. The revised estimates are:

•	Total revenues of approximately $210 million, compared to its prior estimate of at least $200 million.

•

Net income guidance of approximately $12 million to $14 million, up from its prior estimate of $8 million to $11 million, which includes the impact of the approximately $4 million success-based regulatory milestone expense in the first quarter related to UCERIS and a $10 million expense for the success-based milestone for RUCONEST mentioned above.

•	Adjusted EBITDA guidance of approximately $29 million to $32 million, up from its prior estimate of $24 million to $29 million.

Santarus estimates expenses for the full year in 2012 as follows:

•

License fee expenses will include a $10 million milestone payable to Pharming in the fourth quarter of 2012 due to the successful completion of the Phase III clinical study for RUCONEST in treating acute attacks of HAE; and

•

The R&D expense estimate is lowered to approximately $27 million to $29 million from the prior estimate of $28 million to $30 million based on current projections for enrollment in the UCERIS Phase IIIb clinical study.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA as a key operating metric. Adjusted EBITDA is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s adjusted EBITDA to GAAP net income for the three months and nine months ended September 30, 2012 and 2011 and reconciling the company’s adjusted EBITDA guidance to GAAP net income guidance for the year ending December 31, 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

($ in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP net income	$9.0	$0.6	$13.1	$2.8
Interest (income) expense	—	0.1	0.2	0.3
Income tax expense	0.2	0.2	0.8	0.2
Depreciation and amortization	1.6	0.7	4.6	2.3
Stock-based compensation	1.8	1.5	4.9	3.9
Stock issuance for regulatory milestone	—	—	3.7	—
Gain on contingent consideration	(0.3)	(0.3)	—	(0.1)

Adjusted EBITDA	$12.3	$2.8	$27.3	$9.4

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Guidance for the Year Ending December 31, 2012

($ in millions)

GAAP net income	$12 - $14
Interest (income) expense	0
Income tax expense	1
Depreciation and amortization	6
Stock-based compensation	6 - 7
Stock issuance for regulatory milestone	4

Adjusted EBITDA	$29 - $32

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, November 7, 2012. Individuals interested in participating in the call may do so by dialing 866-819-7280 for domestic callers, or 678-374-2322 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 39714398. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin HCl extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol. Santarus also sells ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain gastrointestinal diseases and disorders.

Santarus has a diverse product development pipeline. A New Drug Application for UCERIS™ (budesonide) for induction of remission of active, mild to moderate ulcerative colitis is under review by the U.S. Food and Drug Administration with a response expected in January 2013. The pipeline also includes two late-stage investigational drugs: RUCONEST® (recombinant human C1 esterase inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated sales trends and financial results and the timing and outcome of various matters relating to Santarus’ development products, including the FDA’s review of the UCERIS NDA, the Phase IIIb clinical study for UCERIS, the submission of the BLA for RUCONEST and the Phase III clinical study for rifamycin SV MMX.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate revenues from its currently promoted commercial products and its branded and authorized generic ZEGERID products; uncertainty relating to the timing and outcome of Par Pharmaceutical, Inc.’s request for rehearing of the Federal Circuit decision and Santarus’ ability to recover damages or other relief from Par in a timely manner or at all; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development-stage products, including the timing and outcome of FDA review of the UCERIS NDA, the UCERIS Phase IIIb clinical study, the submission of the RUCONEST BLA and the Phase III clinical study for rifamycin SV MMX; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of ongoing patent litigation; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; Santarus’ dependence on strategic partners for certain aspects of its development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents and short-term investments	$81,933	$58,608
Accounts receivable, net	23,339	20,274
Inventories, net	7,628	5,129
Prepaid expenses and other current assets	6,825	3,714

Total current assets	119,725	87,725
Long-term restricted cash	950	1,050
Property and equipment, net	450	578
Intangible assets, net	17,641	21,787
Goodwill	2,913	2,913

Total assets	$141,679	$114,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$35,887	$35,413
Allowance for product returns	17,480	13,895

Total current liabilities	53,367	49,308
Deferred revenue, less current portion	1,767	2,163
Long-term debt	9,861	10,000
Other long-term liabilities	2,511	2,494
Total stockholders’ equity	74,173	50,088

Total liabilities and stockholders’ equity	$141,679	$114,053

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Product sales, net	$53,687	$19,813	$145,124	$46,488
Promotion revenue	—	6,022	—	27,339
Royalty revenue	983	979	2,618	2,408

Total revenues	54,670	26,814	147,742	76,235
Costs and expenses:
Cost of product sales	3,276	2,232	10,463	5,597
License fees and royalties	14,849	3,739	43,544	7,621
Research and development	6,177	3,825	18,089	10,963
Selling, general and administrative	21,133	16,152	61,567	48,746

Total costs and expenses	45,435	25,948	133,663	72,927

Income from operations	9,235	866	14,079	3,308
Other income (expense):
Interest income	11	2	13	16
Interest expense	(81)	(116)	(259)	(342)

Total other income (expense)	(70)	(114)	(246)	(326)

Income before income taxes	9,165	752	13,833	2,982
Income tax expense	181	189	774	229

Net income	$8,984	$563	$13,059	$2,753

Net income per share:
Basic	$0.14	$0.01	$0.21	$0.05

Diluted	$0.13	$0.01	$0.19	$0.04

Weighted average shares outstanding used to calculate net income per share:
Basic	62,992,473	60,630,297	62,496,446	60,392,956
Diluted	69,723,094	63,111,407	67,906,620	62,660,557

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